Exhibit 99.1

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Bradley E. Larson Chief Executive Officer www.MeadowValley.com
Meadow Valley Corporation Announces
33% Increase in Total Bonding Program to $200 Million
     PHOENIX, ARIZONA, November 1, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ: MVCO) announced today that its total aggregate bonding limit has been increased 33% to $200 million from $150 million.
     “This significant increase was made possible by the additional working capital we raised in the private offering completed on October 23, 2006,” said Chief Executive Officer Bradley Larson.
     “Because all of Meadow Valley’s public works contracts and many of our private contracts require us to provide payment and performance bonds, this higher bonding limit will allow us to bid on more projects, which is critical to achieve the growth in our construction services segment we are striving for. This increased bonding limit should also help us better maintain momentum and continuity in our bidding activity, even during the seasonally slower winter months. We look forward to actively bidding on additional work in our core southern Nevada and Arizona markets, where we see excellent opportunities in the future with potential new clients and clients we have worked with successfully in the past,” Larson said.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Southern Nevada and Arizona.
Forward-Looking Statement Disclaimer
     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including a statement relating to the Company’s ability to increase its bonding capacity. Without limiting the foregoing, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons including, without limitation, changing events and trends that have influenced the Company’s assumptions. These events and trends include (i) non-achievement of expected growth, (ii) less favorable than anticipated changes in the national and local business environment and securities markets, (iii) adverse changes in the regulatory requirements affecting the Company, (iv) greater competitive pressures among construction companies in the Company’s market, and (v) changes in political, legislative and economic conditions. Investors are encouraged to read the related section in the Company’s 2005 Annual Report to Shareholders and the 2005 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in the Company’s other filings with the Securities and Exchange Commission.
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